Exhibit 99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 9, 2022 on the consolidated financial statements of Wolf River INV LLC, which comprise the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of April 30, 2022, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the period May, 14, 2021 (commencement of operations) through April 30, 2002 and the related notes (collectively referred to as the “consolidated financial statements”). Such consolidated financial statements are included in the Pre-Effective Amendment No. 4 to the Registration Statement on Form N-2 of Monachil Credit Income Fund.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 24, 2022